UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.           )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a—12
LEAR CORPORATION

(Name of Registrants Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) “Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box any part of the fee is offset as provided by Exchange Act Rule 0—11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

This filing consists of a letter submitted by Lear Corporation (the “Company”) on May 30, 2007 to the Court of Chancery of the State of Delaware in and for New Castle County (the “Court”) in response to a request by the Court for an update on the Company’s ongoing discussions with third parties regarding a potential competing proposal for the Company. As disclosed in the letter, the Company is no longer engaged in discussions with any parties regarding a competing proposal.

ABRAMS & LASTER LLP
Brandywine West, Suite 303
1521 Concord Pike
Kevin G. Abrams	Wilmington, DE 19803	Direct Dial Number
	Main: 302-778-1000	302-778-1002
	Fax: 302-778-1001	Abrams@AbramsLaster.com
May 30, 2007
VIA E-FILING AND EMAIL
The Honorable Leo E. Strine, Jr.
Court of Chancery
New Castle County Courthouse
500 North King Street
Wilmington, Delaware 19801

Re:	In re Lear Corp. Shareholders Litigation, C.A. No. 2728
Dear Vice Chancellor Strine:
     In accordance with Your Honor’s instruction on May 21, 2007, I am writing on behalf of the Lear Defendants to provide an update on the status of Lear Corporation’s (“Lear” or the “Company”) ongoing discussions with third parties in connection with a potential acquisition proposal on terms more favorable than contained in the merger agreement with American Real Estate Partners, L.P. (“AREP”), an affiliate of Carl Icahn.
     As Your Honor may recall, Lear negotiated the right to affirmatively solicit third-party acquisition proposals for a period of 45 days (the “Go-Shop Period”) following execution of the merger agreement, dated February 9, 2007 (the “Merger Agreement”), between Lear and affiliates of AREP. During the Go-Shop Period, Lear’s financial advisors contacted 41 parties, including 24 financial sponsors and 17 potential strategic buyers. No potential acquirer initiated contact with Lear or its advisors. With the exception of the three parties noted below, all parties contacted by Lear during the Go-Shop Period declined to pursue the potential acquisition of Lear. At the end of the Go-Shop Period, no entity had made an acquisition proposal. Under the Merger Agreement, the Company was permitted at the expiration of the Go-Shop Period to continue ongoing discussions with parties it was in discussions with at the expiration of the Go-Shop Period on March 26. At that time, Lear was in discussions with a group consisting of Tata Autocomp Systems Ltd., an Indian automotive products company (“Tata”), and two prominent private equity firms.
     Tata was first contacted by Lear’s financial advisors on February 15 as part of the Go-Shop Process. At that time, Tata declined to pursue an acquisition proposal. On March 18, Tata reconsidered its position and expressed an interest in evaluating a potential acquisition of Lear as part of a group consisting of Tata and its two private equity partners. The Tata group thereafter engaged in extensive due diligence, including access to Lear’s electronic data room

The Honorable Leo E. Strine, Jr.
May 30, 2007

and detailed management presentations on March 21 and April 12. Lear requested on April 16 that the Tata group submit an acquisition proposal by April 24. In response, Lear was advised on or about April 24 that Tata’s private equity partners were withdrawing from consideration of an acquisition proposal, indicating that they were unable to reach agreement on structuring issues and valuation. While the two private equity firms that were part of the Tata group declined to continue discussions with Lear regarding an acquisition proposal, Tata thereafter informed Lear that it wished to continue discussions regarding a potential acquisition proposal. On May 6, the day after Lear’s CEO met in India with the chairman of Tata, Lear sent a second letter to Tata requesting a written acquisition proposal by May 10. Tata informed Lear on May 9 that due to its “own resource constraints” Tata would need co-investors willing to acquire 49% of any entity acquiring Lear. In separate communications, Tata identified six private equity firms that might consider joining with Tata to make an acquisition proposal for Lear. Tata also advised Lear that it was unwilling to make a unilateral acquisition proposal.
     In Tata’s May 9 letter to Lear, Tata requested that two additional equity partners be permitted access to Lear’s confidential information and stated that Tata would be in a position to submit a non-binding bid for Lear one week following access by such private equity firms to Lear’s confidential information. Under the Merger Agreement, Lear was required to obtain AREP’s consent to provide confidential information to and solicit an acquisition proposal from Tata’s potential equity partners since the private equity firms were not in discussions with Lear at the expiration of the Go-Shop Period. On May 10, Lear requested that AREP provide such consent, which AREP provided on May 14. Lear and one private equity firm thereafter executed a confidentiality agreement and the private equity firm was granted access to the Company’s data room on May 16. Tata later indicated that it was never able to induce a second potential equity investor to evaluate an acquisition proposal for Lear. Additionally, Tata never provided the non-binding proposal it referred to in its May 9 letter.
     On May 22, Lear sent a third letter to Tata requesting an acquisition proposal by June 4. Between May 22-29, Lear’s management and the Special Committee’s advisors participated in a series of due diligence calls with Tata representatives and responded to Tata’s supplemental information requests. At Tata’s request, Lear scheduled another management presentation for Tata and the private equity firm on May 29. On May 23, Tata requested that Lear extend the June 4 target date for delivering an acquisition proposal. During the May 26th weekend, Tata indicated that it needed additional time for due diligence and requested the postponement of the scheduled May 29 management presentation until the week of June 4. Tata also indicated last weekend that a decision of whether to submit an acquisition proposal would be made within 2-3 weeks of the management presentation. On May 28, Lear agreed to Tata’s request to postpone the management presentation and offered alternative dates. Lear also agreed to extend the target date for receiving an acquisition proposal.
     On May 29, Tata informed Lear that its private equity partner had withdrawn from considering an acquisition proposal and that Tata would address whether it wished to continue its consideration of an acquisition proposal at an upcoming board meeting. Earlier today, Tata informed Lear that it had decided not to continue considering an acquisition proposal for Lear.

The Honorable Leo E. Strine, Jr.
May 30, 2007

     In summary, Lear has been in discussions with Tata since March 18, has been extremely flexible and accommodated numerous scheduling requests by Tata, has devoted extensive resources to Tata’s due diligence requests, has reiterated its willingness to provide information to Tata, and repeatedly has solicited a topping bid from Tata. Each of Lear’s requests for acquisition proposals has been met with requests by Tata for further time to prepare a proposal or identify co-investors. Furthermore, to satisfy Tata’s need for co-investors, Lear has worked with three separate private equity firms, all of whom, following a due diligence period, declined to continue pursuing with Tata an acquisition proposal for Lear. Even after Tata’s original private equity partners withdrew, Lear solicited and AREP consented to Tata’s effort to bring in new private equity partners. To date, all of Lear’s extensive efforts have not yielded even a non-binding proposal and, as of today, Lear is not in discussions with any third party regarding a potential acquisition proposal on more favorable terms than contained in the AREP Merger Agreement.
     As always, we are available at the Court’s convenience to respond to any questions that Your Honor may have.

Respectfully submitted,
/s/ Kevin G. Abrams

Kevin G. Abrams (#2375)

cc:	Seth D. Rigrodsky, Esq. Kenneth J. Nachbar, Esq. Daniel A. Ninivaggi, Esq. Bruce A. Toth, Esq.